SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
13d-2(a)

(Amendment No. 3)

HUGHES COMMUNICATIONS, INC.

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

444398 10 1

(CUSIP Number)

John F. Hartigan, Esq.

Morgan, Lewis & Bockius LLP

300 S. Grand Avenue

Los Angeles, CA 90071

(213) 612-2500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 8, 2011

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Investment Fund IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares of Common Stock

	8	Shared Voting Power

	9	Sole Dispositive Power 0 shares of Common Stock

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Overseas Partners IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares of Common Stock

	8	Shared Voting Power

	9	Sole Dispositive Power 0 shares of Common Stock

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AP/RM Acquisition, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares of Common Stock

	8	Shared Voting Power

	9	Sole Dispositive Power 0 shares of Common Stock

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person AIF IV/RRRR LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0 shares of Common Stock

	8	Shared Voting Power

	9	Sole Dispositive Power 0 shares of Common Stock

	10	Shared Dispositive Power

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person ST/RRRR LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Advisors IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Capital Management IV, Inc.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person CO

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management IV, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person PN

CUSIP No. 444398 10 1		13D

1	Name of Reporting Person I.R.S. Identification of Above Person Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 0 shares of Common Stock

	9	Sole Dispositive Power

	10	Shared Dispositive Power 0 shares of Common Stock

11	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares of Common Stock

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0%

14	Type of Reporting Person OO

This Amendment No. 3 to Schedule 13D supplements and amends the Statement on Schedule 13D filed on March 3, 2006, and Amendment No. 1 to Schedule 13D filed on March 29, 2006 by (i) Apollo Investment Fund IV, L.P., a Delaware limited partnership (“AIF IV”), (ii) Apollo Overseas Partners IV, L.P., a limited partnership registered in the Cayman Islands (“Overseas IV”), (iii) AIF IV/RRRR LLC, a Delaware limited liability company (“RRRR LLC”), (iv) AP/RM Acquisition, LLC, a Delaware limited liability company (“AP/RM LLC”), (v) ST/RRRR LLC, a Delaware limited liability company (“ST LLC,” and together with AIF IV, Overseas IV, RRRR LLC and AP/RM LLC, the “Apollo Funds”), (vi) Apollo Management IV, L.P., a Delaware limited partnership (“Management IV”) and (vii) Apollo Advisors IV, L.P., a Delaware limited partnership (“Advisors IV”), and Amendment No. 2 to Schedule 13D filed on March 30, 2009, by (i) AIF IV, (ii) Overseas IV, (iii) RRRR LLC, (iv) AP/RM LLC, (v) ST LLC, (vi) Advisors IV, (vii) Management IV, (viii) Apollo Capital Management IV, Inc., a Delaware corporation (“Capital Management IV”), (ix) Apollo Principal Holdings I, L.P, a Delaware limited partnership (“Apollo Principal”), (x) Apollo Principal Holdings I GP, LLC, a Delaware limited liability company (“Apollo Principal GP”), (xi)  Apollo Management, L.P., a Delaware limited partnership (“Apollo Management”), (xii) Apollo Management GP, LLC, a Delaware limited liability company (“Management GP”), (xiii) Apollo Management Holdings, L.P., a Delaware limited partnership (“Management Holdings”), and (xiv) Apollo Management Holdings GP, LLC, a Delaware limited liability company (“Holdings GP”), relating to the shares of common stock, par value $0.001 (the “Common Stock”), of Hughes Communications, Inc. (the “Issuer”).

Unless otherwise indicated, each capitalized term used but not otherwise defined herein shall have the meaning assigned to such term in the Statement on Schedule 13D, as amended.

Responses to each item of this Amendment No. 3 to Statement on Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 1.           Security and Issuer

Item 2.           Identity and Background

Item 3.           Source and Amount of Funds or Other Consideration

Item 4.           Purpose of Transaction

Item 4 is hereby amended and supplemented as follows:

On June 8, 2011, Broadband Acquisition Corporation, a Delaware corporation (“Merger Sub”), merged with and into the Issuer (the “Merger”) pursuant to an Agreement and Plan of Merger dated February 13, 2011, among the Issuer, Merger Sub, EchoStar Corporation, a Nevada corporation (“EchoStar”) and EchoStar Satellite Services, L.L.C., a Colorado limited liability company.  Upon consummation of the Merger, the separate corporate existence of Merger Sub ceased, and the Issuer continued as the surviving corporation and a wholly-owned subsidiary of EchoStar.  Upon consummation of the Merger, each share of the Issuer that was outstanding immediately prior to the consummation of the Merger, including the shares held by the Apollo Funds, was converted into the right to receive $60.70 per share in cash.

Item 5.           Interest in Securities of the Issuer

Item 5 is hereby amended and supplemented by deleting it in its entirety and replacing it with the following:

On June 8, 2011, all of the shares of Common Stock of the Issuer held of record by the Apollo Funds were cancelled and converted into the right to receive $60.70 per share in cash pursuant to and upon the closing of the Merger.  Following such cancellation and conversion into the right to receive cash, none of the Reporting Persons holds any shares of Common Stock of the Issuer.

(a)          See the information contained on the cover pages to this Amendment No. 3 to Schedule 13D which is incorporated herein by reference.

(b)         See the information contained on the cover pages to this Amendment No. 3 to Schedule 13D which is incorporated herein by reference.

(c)          There have been no reportable transactions with respect to the Common Stock of the Issuer within the last 60 days by the Reporting Persons, except as described in this Amendment No. 3 to Schedule 13D.

(d)         Not applicable.

(e)          June 8, 2011.

Item 6.           Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

Item 7.           Material to Be Filed as Exhibits

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Date:	June 10, 2011	APOLLO INVESTMENT FUND IV, L.P.

		By:	APOLLO ADVISORS IV, L.P.
Its General Partner

			By:	APOLLO CAPITAL MANAGEMENT IV, INC.
Its General Partner

				By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO OVERSEAS PARTNERS IV, L.P.

		By:	APOLLO ADVISORS IV, L.P.
Its Managing General Partner

			By:	APOLLO CAPITAL MANAGEMENT IV, INC.
Its General Partner

				By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	AIF IV/RRRR LLC

		By:	APOLLO MANAGEMENT IV, L.P.
Its Manager

			By:	APOLLO MANAGEMENT, L.P.
Its General Partner

				By:		APOLLO MANAGEMENT GP, LLC
Its General Partner

					By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	AP/RM ACQUISITION, LLC

		By:	APOLLO MANAGEMENT IV, L.P.
Its Manager

			By:	APOLLO MANAGEMENT, L.P.
Its General Partner

				By:	APOLLO MANAGEMENT GP, LLC
Its General Partner

					By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	ST/RRRR LLC

		By:	APOLLO MANAGEMENT IV, L.P.
Its Manager

			By:	APOLLO MANAGEMENT, L.P.
Its General Partner

				By:	APOLLO MANAGEMENT GP, LLC
Its General Partner

					By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO ADVISORS IV, L.P.

		By:	APOLLO CAPITAL MANAGEMENT IV, INC.
Its General Partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO CAPITAL MANAGEMENT IV, INC.

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO PRINCIPAL HOLDINGS I, L.P.

		By:	APOLLO PRINCIPAL HOLDINGS I GP, LLC
Its General Partner

			By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO PRINCIPAL HOLDINGS I GP, LLC

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO MANAGEMENT IV, L.P.

		By:	APOLLO MANAGEMENT, L.P.
Its General Partner

			By:		APOLLO MANAGEMENT GP, LLC
Its General Partner

				By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO MANAGEMENT, L.P.

		By:	APOLLO MANAGEMENT GP, LLC
Its General Partner

			By:		/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO MANAGEMENT GP, LLC

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO MANAGEMENT HOLDINGS, L.P.

		By:	APOLLO MANAGEMENT HOLDINGS GP, LLC
Its General Partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President

Date:	June 10, 2011	APOLLO MANAGEMENT HOLDINGS GP, LLC

		By:	/s/ Laurie D. Medley
Laurie D. Medley
Vice President